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                                                                   EXHIBIT 10.39


                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of the 27th day of June, 2000, by and between Aqua-Chem, Inc., a Delaware corporation (the "Company"), and James A. Kettinger (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Company desires to continue to employ Executive in the capacity as Senior Vice President and Chief Financial Officer and Executive desires to serve in such capacity; and

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. DEFINITIONS.

     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

     (a)  "Agreement" means this Employment Agreement.

     (b) "Base Salary" means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive, stock option or other bonus plans, whether or not deferred.

     (c) "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 6(d) herein.

     (d)  "Board" means the Board of Directors of the Company.

     (e) "Cause" means any of the following as determined by the Committee in the exercise of good faith and reasonable judgment (i) the willful and continued refusal by the Executive to perform the Executive's duties hereunder, other than by reasons of health, after a written demand for such performance is delivered to the Executive by the Company that identifies the manner in which the Executive has refused to perform the Executive's duties, (ii) the commission of an act by the Executive constituting a felony under state or federal law, (iii) the habitual abuse by the Executive of any substance (such as



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          narcotics or alcohol) which materially affects the Executive's ability to perform the Executive's duties, or (iv) the Executive's engaging in an act of fraud, dishonesty or gross misconduct in connection with the business of the Company, or (v) conduct by the Executive constituting a material breach of this Agreement.

     (f)  "Committee" means the Compensation Committee of the Board.

     (g)  "Company" means Aqua-Chem, Inc., a Delaware corporation.

     (h) "Effective Date" means the date this Agreement is executed on behalf of the Company.

     (i) "Effective Date of Termination" means the date on which a termination of the Executive's employment occurs for any reason whatsoever.

     (j)  "Executive" means James A. Kettinger.

     (k) "Good Reason" means, without the Executive's consent, the occurrence of any one or more of the following:

          (i) the reassignment of the Executive to duties materially inconsistent with the Executive's present authorities, duties, responsibilities, and status (including offices, titles and reporting requirements) as an officer of the Company, or a material reduction or material alteration in the nature or status of the Executive's authorities, duties or responsibilities, other than an act that is remedied by the Company promptly after receipt of written notice thereof given by the Executive, and other than a promotion of the Executive to a position accepted by the Executive which includes duties, responsibilities, and status associated with the position; or

          (ii) a reduction by the Company of the Executive's Base Salary or bonus opportunity as in effect on the Effective Date (other than a reduction as part of an overall reduction in compensation affecting all senior management of the Company) or the exclusion of the Executive by the Company from such incentive compensation programs as the Company may, from time to time, make available to the senior management of the Company.

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          (iii) The failure of the Company, after the receipt of written notice from the Executive (specifically designated as being sent in accordance with the terms of this Agreement) and a reasonable opportunity to cure, to withdraw any direction previously given to the Executive to either take an action or fail to take an action which act or failure to act would constitute a violation of a material applicable law or regulation.

     (l) "Permanent Disability" shall have the meaning set forth in the Company's long-term disability program as in effect from time to time.

     (m) "Third Party" means any person(s) and/or business organization(s) of any type other than the present shareholders of the Company and their affiliates.


     2. EMPLOYMENT TERM.

     The employment term shall commence as of the Effective Date and shall continue thereafter until the earlier of (i) 45 days after Executive's receipt of written notice from the Company terminating employment pursuant to Section 6(b) of this Agreement; (ii) immediately upon Executive's receipt of written notice terminating employment pursuant to Section 6(a) of this Agreement; (iii) such date as the Company shall elect up to a maximum of 45 days after its receipt of written notice from the Executive terminating employment pursuant to
Section 6(b) or 6(c) of this Agreement; or (iv) the Executive's death or Permanent Disability.

     3. DUTIES.

     During the employment term, the Executive shall serve as Senior Vice President and Chief Financial Officer with such duties and responsibilities as may reasonably be assigned or delegated to him from time to time according to customary Company procedures. During the Executive's employment term, the Executive shall devote the Executive's full time to the faithful and diligent performance of the Executive's duties for the Company. Notwithstanding anything herein to the contrary, nothing shall preclude the Executive from serving as a director (or as a member of an advisory board) for the Financial Executives Institute, Furlong Industrial Systems, Inc. or All American Transport, Inc., or engaging in charitable and community affairs and managing the Executive's

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personal investments so long as such activities do not interfere with the
Executive's carrying out the Executive's duties and responsibilities under this Agreement.

     4. COMPENSATION.

        (a) BASE SALARY. During the employment term, the Executive shall be paid by the Company a Base Salary payable (after deduction of applicable taxes) in accordance with the payroll practices of the Company. Initially, the Base Salary shall be $193,350. It is agreed between the parties that the Company shall review the Base Salary annually and may, in the sole discretion of the Committee, adjust such Base Salary.

        (b) INCENTIVE COMPENSATION. The Executive shall, during the employment term, be eligible to participate in such incentive compensation programs as the Company may, from time to time, make available to its senior executives. Executive's target bonus opportunity shall be 50% of Base Salary.

            At the conclusion of the Company's fiscal year ended March 31, 2000, Executive, in full and complete satisfaction of any and all bonuses for such fiscal year and subject to the conditions of the following sentence, was awarded a mutually agreed upon bonus of $52,500. The Company paid Executive $45,938 of that amount and will pay the balance of $6,562 in April, 2001 if Executive remains employed by the Company on March 31, 2001.

     5. OTHER EMPLOYEE BENEFITS.

        (a) BENEFIT PLANS. During the employment term, the Executive shall be entitled to participate in all employee benefit programs as the Company, from time to time, makes available to the Company's senior executives, including, without limitation, medical, disability and life insurance, and retirement plans.

        (b) VACATION. The Executive shall be entitled to reasonable paid annual vacation periods in accordance with the Company's

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            policies as in effect from time to time, but in no event shall such vacation period be less than four weeks annually.

        (c) REGULAR REIMBURSED BUSINESS EXPENSES. The Company shall reimburse the Executive for all travel and other expenses reasonably incurred by the Executive in the performance of the Executive's duties during the employment term, including home office phone and fax and cellular phone service, in accordance with the Company's policies.

        (d) PROFESSIONAL ASSOCIATIONS. The Company shall reimburse Executive for reasonable fees and expenses associated with membership in professional associations.

     6. TERMINATION OF EMPLOYMENT.

        (a) TERMINATION BY THE COMPANY FOR CAUSE. In the event the Executive's employment is terminated by the Company for Cause, the Executive shall be entitled to the Executive's then current Base Salary through the Effective Date of Termination.

        (b) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE WITH GOOD REASON. In the event the Executive's employment is terminated by the Company without Cause or by the Executive with Good Reason, then upon complying with the provisions of Section 6(f) of this Agreement, but only upon such compliance, the Executive shall be entitled to the following:

            (i) SEVERANCE PAY. For a period of twelve (12) months following the Effective Date of Termination, the Executive shall continue to be paid the Executive's then current Base Salary in accordance with the Company's normal payroll practices and subject to withholding as required by law;

            (ii)  INCENTIVE COMPENSATION. In addition to the amount specified in
                  Section 6(b)(i), the Executive shall also be paid an amount (subject to withholding as required by law) equal to the average annual bonuses payable to the Executive under the Company's short-term bonus program for management for the two years ended prior

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                  to the Effective Date of Termination, payable at the Company's option in equal installments (in accordance with the Company's normal payroll periods) over the twelve month period following the Effective Date of Termination or in a lump sum promptly following the Effective Date of Termination. Any bonuses pursuant to the terms of the Incentive Bonus Agreement referred to in Section 8 hereof or the Retention Bonus provisions of Section 9 hereof shall be excluded from the foregoing calculation;

            (iii) HEALTH AND DENTAL INSURANCE. If the Executive exercises the
                  Executive's COBRA rights with respect to medical and dental insurance, the Executive shall be entitled to receive such coverage for the 12 month period following the Effective Date of Termination at a cost equal to the amount paid by then-current employees of the Company for such coverage;

            (iv) OUTPLACEMENT SERVICES. The Executive shall be furnished with executive outplacement services for a period of up to 12 months paid for by the Company with such firm as the Company then utilizes for such purposes; and

            In the event the Executive does not comply with the provisions of
            Section 6(f) of this Agreement, the Executive shall be entitled to only the Executive's then current Base Salary through the Effective Date of Termination.

        (c) VOLUNTARY TERMINATION BY THE EXECUTIVE. In the event of a termination of the Executive's employment by the Executive on the Executive's own initiative other than for Good Reason, the Executive shall be entitled to the Executive's then current Base Salary through the Effective Date of Termination.

        (d) DEATH OR PERMANENT DISABILITY OF THE EXECUTIVE. The employment term shall terminate without notice and automatically upon the death or Permanent Disability of Executive. Upon the termination of Executive's employment by reason of death or Permanent Disability, the Executive or, in

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            the event of the Executive's death, the Executive's Beneficiary shall be entitled to receive the Executive's then current Base Salary through the Effective Date of Termination and incentive compensation adjusted in such manner as the Board determines to be appropriate to take into account that services were performed for only a portion of the bonus period.

        (e) BENEFITS. Except as and to the extent specifically provided to the contrary in this Section 6, the Executive's compensation and eligibility to participate in programs or receive benefits provided by the Company shall terminate on the Effective Date of Termination.

        (f) RELEASE. As condition precedents to receiving the severance benefits described in Section 6(b) of this Agreement: (i) the Executive shall, within 30 days after the Effective Date of Termination, execute a Release in the form attached hereto as Exhibit A; and (ii) the Executive shall not have revoked the Release within the seven day revocation period provided by the Older Workers Benefit Protection Act.

     7. RESTRICTIONS.

        (a) The Executive acknowledges and agrees that the Company's business is by its nature international, the Company's business and customer contacts have been established and maintained at great expense, the Executive, by virtue of the Executive's position with the Company, has and will continue to be privy to the Company's most confidential business plans and strategies which, without the restrictions hereinafter set forth, would enable the Executive to compete unfairly with the Company and, accordingly, such restrictions are reasonable and necessary to protect the legitimate interests of the Company. As a result, and in order to induce the Company to enter into this Agreement and to provide the benefits described in this Agreement, the Executive agrees to the restrictions set forth in
            Section 7 and simultaneous with the execution of this Agreement is entering into the Employee Confidentiality and Proprietary Information Agreement attached hereto as Exhibit B.

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        (b) The Executive hereby covenants and agrees that at no time during the employment term and for a period of twelve (12) months following the Effective Date of Termination will the Executive directly or indirectly in any capacity whatsoever (whether as an employee, officer, director, consultant, partner, member, joint venturer, agent, representative or otherwise) provide service, advice or assistance of any nature to or acquire an ownership interest in (or acquire the right to acquire an ownership interest in) a Competing Business (as hereinafter defined). A "Competing Business" shall mean and be limited to any business, regardless of the form of organization, which (i) is engaged in the design, manufacture and/or sale of products which are similar in design or function to and otherwise compete with the products which were under design by the Company or included in the Company's product lines during the twelve month period preceding the Effective Date of Termination
            (hereinafter referred to as "Competing Products") and which (ii) sells, attempts to sell or markets (or during the twelve month period preceding the Effective Date of Termination sold, attempted to sell or marketed) any Competing Products within the United States and/or any foreign country within which, during the twelve month period preceding the Effective Date of Termination, the Company sold any of its products (or was a party to an executory contract for the sale of any of its products), attempted to sell, or marketed any of its products other than by means of general advertising. Notwithstanding the preceding, the Executive shall not be prohibited from (i) acquiring less than five percent (5%) of the stock of any publicly traded company which may be engaged in a Competing
            Business, or (ii) being employed by or otherwise providing services to a company which, among its various businesses, is engaged in a Competing Business provided that the Executive is not directly or indirectly involved in any capacity whatsoever in such Competing Business.

        (c) The Executive hereby covenants and agrees that, at all times during the employment term and for a period of twelve (12) months following the Effective Date of Termination, the Executive shall not directly or indirectly, on behalf of himself or any other person, entity, or business, employ or engage the services of or seek to employ or engage the services of any person employed by the Company or any agent who represents

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            the Company during the period of six months prior to the Effective
            Date of Termination, or otherwise encourage or entice any such person to terminate or diminish their relationship with the Company.

        (d) The Executive hereby acknowledges and agrees (i) the Executive's education and experience are such that the foregoing restrictions will not unduly interfere with the Executive's ability to earn a livelihood, (ii) the Company would suffer irreparable harm in the event of a violation of such restrictions, and (iii) accordingly, in addition to any other remedies available to it, the Company shall be entitled to injunctive relief without the posting of bond or other collateral and the Executive shall not oppose the granting of such relief. The Company shall be entitled to all costs, including reasonable attorneys' fees, in enforcing such restrictions or pursuing damages for breach.

     8. INCENTIVE BONUS AGREEMENT.

     Simultaneous with the execution of this Agreement, the Executive and the Company are entering into an Incentive Bonus Agreement in the form attached hereto (the "Incentive Bonus Agreement").

     9. RETENTION BONUS.

     Upon the consummation of a Company Sale as defined in Incentive Bonus Agreement), the Executive shall be entitled to receive a "Retention Bonus" as provided herein. Subject to the limitations stated herein, the Retention Bonus shall be an amount equal to (1) Four Hundred Thousand Dollars ($400,000), minus
(2) the Net Amount Realized. In no event shall the Retention Bonus be less than zero. As used herein, "Net Amount Realized" shall mean an amount equal to the total payments the Executive is entitled to receive in accordance with the terms of the Incentive Bonus Agreement prior to reduction for any withholding required by law. The Retention Bonus shall be paid as follows: (1) if, prior to, on or immediately following the Company Sale, the Executive is not offered employment with the Company or its successor in the greater Milwaukee, Wisconsin area on terms comparable to the terms of the Executive's employment hereunder excluding this Retention Bonus and the Benefits provided under the Incentive Bonus Agreement (hereinafter referred to as "Comparable Employment"), the entire Retention Bonus shall be paid at the time of consummation of the

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Company Sale (the "Closing"); and (2) if, prior to, on or immediately following the Closing, the Executive is offered Comparable Employment with the Company or its successor, one-half of the Retention Bonus shall be paid at the time of the Closing, and the remaining one-half of the Retention Bonus shall be paid six months after the Closing provided the Executive accepts such Comparable Employment and does not terminate employment with the Company or its successor without Good Reason or the Executive's employment is not terminated by the Company or its successor for Cause prior to the expiration of said six-month period. In the event of (i) the refusal of the Executive to accept Comparable Employment or (ii) the Executive's initial acceptance of Comparable Employment followed by the termination of the Executive's employment during the six month period thereafter by the Executive without Good Reason or by the Company for Cause, the Executive shall not be entitled to receive the remaining one-half of the Retention Bonus and the Company and its successor shall be relieved of any obligation to pay the same.

     In the event that (a) discussions are commenced with a third party with a view towards the consummation of a transaction that would constitute a Company Sale, (b) subsequent to the commencement of such discussions, the services of the Executive are terminated by the Company for reasons other than Cause and (c) within six months after the termination of the Executive's services a transaction constituting a Company Sale is consummated then, in the event all of the foregoing have occurred, upon the consummation of the Company Sale, the Company shall pay the Executive the entire amount, if any, of the Retention Bonus.

     10. ASSIGNABILITY; BINDING NATURE.

     This Agreement shall inure to the benefit of the Company and the Executive and their respective successors, heirs (in the case of the Executive) and permitted assigns. Except as specifically provided to the contrary in this Agreement, no rights or obligations of the Company or Executive under the Agreement may be assigned or transferred. Notwithstanding the preceding, this Agreement may be assigned by the Company, but such assignment shall not relieve the Company of its obligation hereunder.

     11. BENEFICIARIES.

     The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any payments owing to the Executive under this Agreement. Such designation must be in the form of a signed writing

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reasonably acceptable to the Company. The Executive may make or change such designation by a similar written instrument signed by the Executive and delivered to the Company at any time.

     12. ENTIRE AGREEMENT.

     This Agreement contains the entire agreement between the Company and the Executive and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.

     13. AMENDMENT OR WAIVER.

     This Agreement cannot be changed, modified or amended without the prior written consent of both the Executive and the Company. No waiver by either the Company or the Executive at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive and the Chief Executive Officer of the Company, as the case may be.

     14. SEVERABILITY.

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     15. SURVIVORSHIP.

     The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

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     16. GOVERNING LAW.

     This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Wisconsin without reference to principles of conflicts of laws.

     17. NOTICES.

     Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to the Company, at its principal office, and, if to the Executive, at the address of the Executive shown on the Company's records, or at such other address as such party may give notice of.

     18. HEADINGS; CONSTRUCTION.

     The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                       /s/ James A. Kettinger
                                       -----------------------------------------
                                       James A. Kettinger, Individually


                                       AQUA-CHEM, INC.


                                       By: /s/ David M. Tenniswood
                                           -------------------------------------
                                           David M. Tenniswood
                                           President and Chief Executive Officer

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                                                                       EXHIBIT A

                                 GENERAL RELEASE

James A. Kettinger, (the "Executive"), for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby release and forever discharge Aqua-Chem Inc. ("Aqua-Chem") and all of its past, present and future officers, directors, agents, employees, attorneys, shareholders, employee benefit plans, divisions, parent corporations, subsidiary corporation, affiliated corporations, successors and assigns (collectively the "Released Parties") from any and all actions, causes of action, claims, suits, debts, covenants, contracts, demands or liabilities of any kind or character whatsoever, whether known or unknown, which the Executive has had or now has against the Released Parties (or any of them) related to anything occurring prior to or on the present date.

Without limiting the generality of the foregoing, this release applies to any claims, causes of action, demands or liabilities the Executive may have had or now has:

1.   Under the pursuant to the Age Discrimination in Employment Act, as amended.

2. Under or pursuant to Title VII of the civil Rights At of 1964, as amended; the Civil Rights Act of 1991; the Wisconsin Fair Employment Act; the Employee Retirement Income Security Act, as amended, or any other federal, state or local statue or regulation relating to employment.

3. For libel, slander, defamation, damage to reputation, intentional or negligent infliction of emotional distress, tortious interference with the employment or business relationship or other tortious conduct or for wrongful discharge or breach of contract whether express or implied.

4. Regarding any right which the Executive might have to current or future employment with Aqua-Chem, its divisions or affiliated companies, and the Executive affirms that he will not seek employment in the future with Aqua-Chem, its divisions or affiliated companies.

The Executive acknowledges that he has been advised in writing (1) to consult with an attorney prior to executing the General Release, and (2) that he had at least twenty-one (21) days to consider this General Release prior to executing it.

For a period of seven (7) days following the execution of this General Release, the Executive shall have the right to revoke this General Release, and this General Release shall not become effective or enforceable until seven (7) days following such execution.

IN WITNESS WHEREOF, the undersigned has executed this General Release this
      day of                 , 2000.
------      -----------------



------------------------------
     James A. Kettinger


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                                                                       EXHIBIT B

           EMPLOYEE CONFIDENTIAL AND PROPRIETARY INFORMATION AGREEMENT

Name
    ----------------------------
Place
     ---------------------------

         In consideration of my employment in any capacity and of the salary or wages paid for my services in the course of employment by Aqua-Chem, Inc., or a Division of Aqua-Chem, Inc., or a wholly-owned subsidiary of Aqua-Chem, Inc., or any corporation owned or controlled by Aqua-Chem, Inc., hereinafter called COMPANY, I agree as follows:

        1. I agree that from the time of entering the COMPANY'S employ until one year after termination of my employment, I will promptly communicate to an official of the COMPANY and/or such other persons as may be designated by the COMPANY from time to time, all significant technical or business innovations and all inventions, whether patentable or unpatentable, made or conceived by me alone or jointly with others, capable of use in connection with the business, work or investigations of the COMPANY or resulting from or suggested by any work which I may do for or on behalf of the COMPANY, or at its request, and improvements thereon, or inventions and innovations made on company time or with company materials, and I agree to assign, and by these presents do hereby assign, all of my right, title and interest in and to such inventions and innovations to the COMPANY, and I agree upon request to execute specific assignments to the COMPANY of such inventions and innovations, together with all rights thereunder in the United States and all foreign countries, and I will execute all papers and perform all other lawful acts which the COMPANY or its nominees deems necessary or advisable, for the preparation, filing, prosecution and maintenance of patent applications and/or patents of the United States and foreign countries and for the transfer of any and all interests therein to the COMPANY including the execution of original, divisions, continuing, extended and reissue applications, preliminary statements, affidavits, and concessions and the giving of testimony with respect to discoveries, applications and patents and otherwise assist the COMPANY or its nominees in every proper way to obtain for its benefit patents, copyrights or other legal protection for such inventions or innovations or for publications pertaining to them in any and all countries, said inventions and innovations to be the exclusive property of the COMPANY or its nominees, whether or not patented or copyrighted. It is understood that all expenses in connection with carrying on any of the above are to be borne by the COMPANY.

        2. I further agree to make and maintain adequate and current written records of all such inventions and innovations in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to the COMPANY at all times, and upon any termination of employment, promptly to deliver to the COMPANY all drawings, blueprints, manuals, letters, notes, notebooks, reports, models, computer programs, data and disks, and other materials (including all copies) which are of a secret and confidential nature relating to the business of the COMPANY or its affiliates, and which are in my possession or under my control.

       3. I hereby acknowledge that certain techniques, manufacturing equipment and processes have been developed by the COMPANY which have achieved the status of trade secrets, and that additional trade secrets may be developed during the course of my employment; and I agree that I will not, without written approval of the COMPANY, publish or otherwise disclose or authorize anyone else to publish or disclose, or use to the detriment of the COMPANY, either during the term of my employment or thereafter, any information, knowledge or data of the COMPANY or its customers, vendors or any other third party with whom the COMPANY conducts business, which I may receive or develop during the course of my employment relating to inventions, discoveries, formulas, processes, machines, manufacturers, compositions, computer programs, accounting methods, information systems or business or financial plans or reports, marketing strategies, pricing information, customer lists, prospective customer lists, or other matters which are of a secret or confidential nature acquired in the course of my employment under this Agreement or heretofore with any company controlled by Aqua-Chem, Inc.


       Social Security No.
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       Date
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